UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2025

Neogen Corporation

(Exact name of Registrant as Specified in Its Charter)

Michigan	0-17988	38-2367843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Lesher Place
Lansing, Michigan		48912
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (517) 372-9200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.16 par value per share	NEOG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2025, the Board of Directors of Neogen Corporation (the “Company”) announced the appointment of Mikhael Nassif as President and Chief Executive Officer, effective August 11, 2025.

Mr. Nassif, age 49, joins the Company from Siemens Healthineers, where he has served as Global President of the Point-of-Care Diagnostics since September 2022. Prior to his time at Siemens Healthineers, Mr. Nassif served in various leadership positions at Baxter International Inc. (March 2017 to September 2022), Anheuser-Busch InBev (April 2015 to March 2017), and Johnson & Johnson (May 2009 to April 2015).

There are no arrangements or understandings between Mr. Nassif and any other person pursuant to which he was appointed, and there are no family relationships between Mr. Nassif and any director or executive officer of the Company. Mr. Nassif has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with Mr. Nassif’s appointment, the Board approved the following compensation arrangements:

Base Salary: An annual base salary of $800,000, subject to periodic review and adjustment by the Board at the recommendation of the Compensation and Talent Management Committee.

Annual Bonus: Eligible to participate in the Company’s Incentive Compensation Plan (“ICP”), with a target bonus opportunity equal to 100% of annual base salary. The ICP measures both Company financial metrics and personal performance with an opportunity between 0 – 250% of the target. For Fiscal Year 2026 (June 1, 2025 through May 31, 2026), Mr. Nassif will be eligible for the full year (no proration).

Long-Term Incentive Plan: Eligible for an annual grant of equity with a target of $4,500,000 in value at grant with a composition as recommended by the Compensation & Talent Management Committee and approved by the Board of Directors.

Sign-On Equity Grant: Mr. Nassif will receive a special, one-time equity grant of $2,000,000, comprised of 50% stock options and 50% RSUs with a four-year ratable vesting schedule.

Sign-On Cash Award: Mr. Nassif will receive a one-time cash award of $500,000 to be paid by September 5, 2025, which he will be required to repay the Company if his employment terminates within one year.

Relocation: Mr. Nassif will relocate to Michigan after twenty-four (24) months of service and will receive typical relocation benefits, including reasonable and customary realtor fees and closing costs related to the sale of his current home and the purchase of a new home, expenses related to the movement of household goods, two (2) house hunting trips, and a Company-provided furnished apartment for the first twenty-four (24) months of service. Mr. Nassif will be required to repay 100% of these relocation benefits if he terminates his service within one (1) year of relocating to Michigan and 50% if he terminates his service within two (2) years of relocating to Michigan.

Termination Benefits: Mr. Nassif will have termination benefits consistent with other senior executives, which provide for certain severance benefits upon a qualifying termination, including in connection with a change in control. Details of such arrangements are included in the Offer Letter with Mr. Nassif filed as an exhibit to this Form 8-K.

Benefits: Mr. Nassif is eligible to participate in the Company’s benefit programs on the same basis as other senior executives, including health and welfare benefits, 401(k) plan participation, and any applicable perquisites.

The foregoing description of Mr. Nassif’s compensation is qualified in its entirety by the terms of his offer letter, which is included as an exhibit.

Item 8.01 Other Events.

On July 24, 2025, Neogen issued a press release announcing the appointment of a new President and Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter dated June 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION

Date:	July 24, 2025	By:	/s/ Amy M. Rocklin
Name: Amy M. Rocklin Title: Chief Legal & Compliance Officer, Corporate Secretary